UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SIGMA DESIGNS, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS III, L.P. POTOMAC CAPITAL MANAGEMENT III, L.L.C. POTOMAC CAPITAL PARTNERS L.P. POTOMAC CAPITAL MANAGEMENT, L.L.C. PAUL J. SOLIT ERIC SINGER MARK J. BONNEY MARK F. FITZGERALD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Potomac Capital Management, L.L.C., together with the other Participants named herein (collectively, the “Potomac Group”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of Sigma Designs, Inc. (the “Company”).  The Potomac Group has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On July 24, 2012, Potomac Capital Partners III, L.P. issued the following letter to shareholders of the Company:

POTOMAC CAPITAL PARTNERS III, L.P.
825 Third Ave, 33rd Floor
New York, New York 10022

July 24, 2012

Dear Fellow Shareholders:

SIGMA DESIGNS’ STRATEGY IS FAILING

Help Us Bring Accountability, Relevant Experience, and Meaningful Change to the Board

Vote the GOLD Proxy Card Today

Potomac Capital Partners III, L.P., together with its affiliates (collectively, “Potomac”), is seeking your support to elect truly independent, experienced and highly qualified nominees -- Mark J. Bonney, Mark F. Fitzgerald and Eric B. Singer -- to the Board of Directors (the “Board”) of Sigma Designs, Inc. (NASDAQ: SIGM) (the “Company” or “SIGM”), at the Company’s Annual Meeting of Shareholders scheduled to be held on August 7, 2012 (the “Annual Meeting”).

SIGM’s Incumbent Board Continues to Overpromise and Underperform

The incumbent Board continues to tout the success of its strategic plan, making statements like, “Sigma’s current board is directing a strategic plan that is producing results,” “…we believe that we are at a critical junction in the implementation of our strategic plan, with some significant successes already realized,” and “…as a result of executing this strategy, the Company is already on the road to success.”  The Company’s financial results tell a different story, raising serious concerns about whether this Board is in touch with its serious performance issues.

•	An accumulated deficit of over $140 million.
•	An over 80% decline in the Company’s stock price since January 31, 2007 to the date we announced our intent to nominate directors.
•	Continuing operating losses for the first quarter of 2013 of over $13.7 million following a massive loss of over $168 million for fiscal 2012.
•	43% decline in revenues over the past five fiscal quarters with no commensurate reduction in operating expenses. In the past five fiscal years, operating expenses have increased over 256%.
•	20% decline in cash over the past five fiscal quarters, with cash decline accelerating in the past two fiscal quarters with $21 million in cash depletion.

We are not alone in our observations that the Company’s strategy is failing.  Consider the following:

➢
Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy advisory firm, recently stated, while recommending to shareholders that they vote the GOLD proxy card, that “…we believe that the incumbent board has failed to prove that it can enhance shareholder value and thus [we] believe that a significant change to the board is necessary.”  (July 19, 2012)

➢
UBS Investment Research recently downgraded SIGM to sell, noting that the Company’s “…cash burn remains a concern given low sales base and management’s reluctance to reduce operating costs.” (July 13, 2012)

➢
“We continue to believe that unless the company significantly lowers its operating expenses and/or gains back some market share in the IPTV media processor market, the company should continue to generate non-GAAP losses.” - Benchmark (March 8, 2012)

The Board, for the first time yesterday, suddenly argued that one of their “top priorities” is to streamline expenses.  We have serious doubts of this purportedly new found commitment to reduce operating expenses when SIGM’s own investor presentation filed just a few days earlier does not even touch upon the issue of expenses, let alone identify it as a top priority.  Instead, this Board believes its winning strategy is to continue making more investments and acquisitions without mention of reducing its costs.  Specifically, SIGM states, “Building on core competencies augmented with strategic acquisitions is the winning strategy for Sigma.”

CAN SHAREHOLDERS REALLY TRUST THIS BOARD’S STRATEGY AND ITS PROMISES WITH RESULTS LIKE THESE? THE COMPANY’S PERFORMANCE SPEAKS FOR ITSELF!

Remember, this is a Board that has missed its guidance twice in the past four fiscal quarters and we believe will miss its guidance for fiscal 2013.  We have noticed that since June 20th, the Board has moved away from expressing their belief that the Company will emerge from fiscal 2013 as a profitable business.

Do Not be Fooled by SIGM’s Recent Announcement to Reduce Its Slate.  This Is Just Another Ploy By This Board to Save Face and Create the Illusion of Change

On July 20, 2012, Glass Lewis reaffirmed our belief that major change is needed at the Board and recommended that SIGM shareholders vote on Potomac’s GOLD proxy card to support the election of two Potomac director nominees.  Are we to believe that just one business day later, the Board decided by chance to reduce the size of its slate to recommend the election of three directors, claiming that it wished to allow one Potomac nominee to be elected to the Board?  We believe the Board’s most recent change is merely a reactionary attempt to save face in light of this public rebuke by a well-regarded, independent proxy advisory firm.  We believe this cosmetic change falls short of what is needed to restore shareholder value.

Consider the following:

•	With the right to cumulate votes, the Company could have simply cumulated its votes for three candidates without the need for amending its proxy materials.

•
In its revised proxy materials, the Board claims for the first time yesterday, that they are committed to searching for new independent directors to join the Board following the Annual Meeting.  The Board has had years to consider expanding the Board in advance of the Annual Meeting and chose to nominate the same four directors it has nominated for the past 9 years.  If this Board was truly open to fresh perspectives, it would not have rejected Potomac’s proposal that the Board be reconstituted with five (5) directors, consisting of two (2) incumbent directors, two (2) individuals nominated by Potomac, and one (1) additional independent director to be mutually agreed upon.

•
Since we announced our intention to nominate directors at the Annual Meeting, the Board has tried to present the illusion of change by terminating the Company’s poison pill, separating the roles of Chairman and CEO, and now claiming it is receptive to new independent directors and streamlining expenses.  We are not convinced.  We believe these actions are transparent attempts by the Board to win votes.  When the pressure is off, what will keep the Board from returning to its past practices of complacent oversight and weak governance?

If shareholders vote the White proxy card, the incumbent Board could remain without meaningful change.   What good will one new director be against three incumbent directors who have shown they are not receptive to change?   Let’s not forget that even with the removal of Julien Nguyen from the Company’s proxy card, the three incumbent directors standing for reelection still have an average tenure of 19 years!

This Proxy Contest Is About Electing Representatives Who Will Act in the Best Interests of All Shareholders to Enhance Shareholder Value

The Board continues to try and reduce this proxy contest to a matter of “control.”  Instead, our focus is to elect representatives to the Board who are committed to taking the necessary steps to enhance value for all shareholders.  Again, let’s not forget that this same Board has overseen questionable timing of option grants, which an analysis done by a top expert on options backdating, Professor Erik Lie, stated “Overall, I identified 25 different grant dates between August 1994 and June 2007. Of those, 13 occurred on the day in the month with the lowest price. The probability that this could happen by pure chance is about 1 in a billion.”  This same Board also has a history of approving discretionary bonuses which is counter to the pay-for-performance philosophy.  Given the Company’s poor financial performance and this Board’s history of questionable corporate governance practices, we ask - Can you trust the current Board to do the right thing for shareholders?

If elected, our nominees will immediately take steps to expand the Board with new, highly qualified, independent directors who will act in the best interests of all shareholders.

Do not be misled.  Do not vote the White proxy card.  Vote the GOLD proxy card to effect meaningful change.

We greatly appreciate the overwhelming support that we have received from our fellow shareholders and strongly urge all shareholders to support the Potomac nominees and change at SIGM by signing, dating and returning the GOLD proxy card today.

It is time for this Board to put the future direction of the Company to a vote of its shareholders on August 7, 2012.  Time is of the essence to preserve shareholder value!

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at (212) 297-0720 or (877) 566-1922 or email at info@okapipartners.com.